EXHIBIT 10.21

PEOPLES NEIGHBORHOOD BANKDIRECTOR LIFE INSURANCE PLAN

INTRODUCTION

Peoples Neighborhood Bank (the “Bank”) wishes to attract and retain highly-qualified directors. To further this objective, the Bank is willing to divide the death proceeds of certain life insurance policies which are owned by the Bank on the lives of certain participating directors with their designated beneficiaries.

Article 1

Definitions

Whenever used in this Plan, the following terms shall have the meanings specified:

“Board of Directors” means the Board of Directors of the Bank.

“Director” means a member of the Board of Directors.

“Insured” means the individual whose life is insured.

“Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.

“Participant” means a Director of the Bank who is designated as a Participant in Appendix A to the Plan (as the same may be amended from time to time) and elects in writing to participate in the Plan, and signs a split dollar endorsement for the Policy under which he or she is the Insured.

“Policy” or “Policies” means the individual insurance policy or policies acquired by the Bank for purposes of insuring a Participant’s life under this Plan.

“Plan” means this Peoples Neighborhood Bank Director Life Insurance Plan.

Article 2

Participation

2.1  Participation. A Participant may commence participation in this Plan by executing an election to participate and a split dollar endorsement for each Policy. The split dollar endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees to the terms and conditions of this Plan.

2.2  Termination of Participation. A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate if and when the Participant’s directorship terminates for any reason (other than the Participant’s death while actively serving). In the event that the Bank decides to maintain the Policy after the Participant’s

Termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

2.3 Maintaining the Policy and Endorsement Until Death. While the Participant is actively serving as a Director of the Bank, the Bank shall maintain the Policy in full force and effect and, in no event shall the Bank amend, terminate or otherwise abrogate the Participant’s interest in the Policy without the Participant’s consent, which consent shall not be unreasonably withheld. The Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Plan if the Bank and the Participant execute a new split dollar endorsement for the comparable benefit.

Article 3
Policy Ownership/Interest

3.1 Participant’s Interest. The Participant or the Participant’s assignee shall have the right to designate the beneficiary of death benefit equal to $50,000; provided that the Participant was a director of the Bank as of the date of his or her death.

3.2 Bank’s Interest. Except to the extent provided in Section 2.3 of the Plan, the Bank shall own the Policies and shall have the right to exercise all incidents of ownership except that the Bank shall not sell, surrender or transfer ownership of a Policy so long as a Participant has an interest in the Policy. With respect to each Policy, the Bank shall be the direct beneficiary of the remaining death proceeds of the Policy after the Participant’s interest is determined according to Section 3.1 of the Plan.

Article 4

Premiums

4.1 Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2 Imputed Income. The Bank shall annually impute income to each Participant in the minimum amount required under applicable federal tax law based on the net death benefit payable to the Participant’s beneficiary during the calendar year.

Article 5

Assignment

Any Participant may assign without consideration all interests in the Policy and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of his or her interest in the Policy, all of the Participant’s interest in the Policy and in the Plan shall be vested in the transferee, who shall be substituted as a party hereunder, and the Participant shall have no further interest in the Policy or in this Plan.

Article 6
Insurer

The Insurer shall be bound only by the terms of the corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 7
Administration and Claim

7.1 Administration.

The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Board of Directors of the Bank, which may, at any time, by resolution of the Board of Directors, delegate such functions to a committee of the Board of Directors. The Board of Directors shall have the authority to resolve any question under the Plan. The determination of the Board of Directors as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law.

7.2 Claims Procedures.

(a) Claims for benefits under the Plan shall be submitted in writing to the Chairman of the Board of Directors.

(b) If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within a reasonable period following the date on which the claim is filed, which notice shall set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim review procedure.

If the claim has not been granted and written notice of the denial of the claim is not furnished in a timely manner following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the following claim review procedure:

(c) The claimant or his or her authorized representative shall have thirty (30) days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Chairman of the Board of Directors, and may review pertinent documents and submit issues and comments in writing within such 30-day period.

(d) After receipt of the request for review, the Board of Directors shall, in a timely manner, render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. The decision by the Board of Directors shall not be subject to further review. If a decision on review is not furnished to a claimant, the claim shall be deemed to have been denied on review.

(e) No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this section.

Article 8
Amendments and Termination

8.1 Amendment or Termination of Plan. Except as otherwise provided in Section 2.3 of the Plan, the Bank may amend or terminate the Plan at any time.
Article 9
Miscellaneous

9.1 Binding Effect. This Plan, in conjunction with each split dollar endorsement, shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.

9.2 Source of Payment The proceeds of the Policies purchased on behalf of Plan Participants shall be the sole source for the payment of benefits from the Plan; no other assets of the Bank shall be used for such payments and the Bank shall have no additional liability for the payment of benefits under the Plan.

9.3 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain a director of the Bank, nor does it interfere with the Bank’s right to discharge a Participant from directorship. It also does not require a Participant to remain a director nor interfere with a Participant’s right to terminate directorship at any time.

9.4 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by federal law.

9.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown in the records of the Bank. The date of the mailing shall be deemed the date of such mailed notice, consent or demand.

9.6 Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participants by virtue of this Plan other than those specifically set forth herein.

9.7 Severability. If, for any reason, any provision of this Plan is held invalid the invalidity shall not affect any other provision of this Plan not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Plan shall be held invalid in part, such invalidity shall in no way affect the rest of the provision, not held so invalid, and the rest of such provision, together with all other provisions of this Plan shall, to the full extent consistent with the law, continue in full force and effect.

9.8 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

9.9 Effective Date. The effective date of the Plan is January 1, 2011.

I, Alan W. Dakey, President & CEO, of Peoples Neighborhood Bank hereby certify that this Plan was adopted at a duly held meeting of the Board of Directors of the Bank.

Peoples Neighborhood Bank

Date
Alan W. Dakey

APPENDIX A
Participants

ELECTION TO PARTICIPATE

I, ___________________________, hereby elect to become a Participant in the Peoples Neighborhood Bank Director Life Insurance Plan (the “Plan”) in accordance with Section 2.1 of the Plan. Additionally, I acknowledge that I have read the Plan document and agree to be bound by its terms.

Executed this ___ day of , 2011.

Participant

Accepted by Peoples Neighborhood Bank:

By: